Exhibit 10.16

[NEVRO LOGO]

4040 Campbell Avenue, Suite 210, Menlo Park CA 94025

February 27, 2014

CONFIDENTIAL

Balakrishnan Shankar

Dear Balakrishnan,

On behalf of Nevro Corp (the “Company” or “NEVRO”), we are very pleased to offer you the position of VP, Operations. This position reports to the Chief Executive Officer.  Your targeted start date with NEVRO will be March 24, 2014.

This is an exempt position and your base salary is $21,666.67 per month (annualized at $260,000.00), payable in accordance with the Company’s standard payroll schedule for exempt employees. You will also be eligible for a performance based discretionary cash bonus up to 20%. The Company will recommend to the Board of Directors that they grant you an Incentive Stock Option grant of 2,076,000 shares. These stock options and the strike price are subject to approval by the Board of Directors. The Company’s Stock Incentive Plan (the “SIP”) provides for a four year vesting schedule under which, subject to your continuous service with the Company, your grant would vest 12/48th on the first anniversary of your employment and 1/48th of the total shares beginning in month 13 of your employment until fully vested on the fourth anniversary of your employment with NEVRO. In addition, Nevro will reimburse up to $15,000 of relocation expenses (this includes selling expenses regarding your home/condominium).

During the term of your employment, you will be entitled to the Company’s standard benefits to include group life, group disability, medical, dental, and vision. All benefits and employee co-pay amounts are described in Nevro’s Benefits Overview/Employee Handbook.

As a condition of employment with NEVRO, you will be required to sign a Proprietary Information and Inventions Agreement, which includes confidentiality and nondisclosure agreements and assignment to NEVRO of your inventions during employment involving products, procedures or processes with which you will be involved at NEVRO. You will also be required to sign an acknowledgement that you have read, do understand, and will comply with our Code of Business Conduct and Ethics and its related Policies and Procedures.

An additional condition of your employment and continued employment arises out of your entry into certain restrictive covenants, including but not limited to an agreement not to compete, in exchange for a stock option issued by your current employer, St. Jude Medical, Inc. (“St. Jude”). While both you and NEVRO are hopeful that St. Jude will not seek to enforce the agreement not to compete, if St. Jude does seek to enforce the agreement, you agree that NEVRO may revoke this offer and, if your employment has commenced, may terminate your employment, without further liability. As discussed, NEVRO is a small, emerging company and is therefore not in a position to engage in expensive and protracted litigation with St. Jude’s and also cannot be put in a situation where the role for which you are being hired is unfilled. Therefore, you agree that you will seek recovery of damages arising out of your loss of the employment opportunity with NEVRO solely against St. Jude.  Although we hope that your employment with NEVRO is mutually satisfactory, please note that your employment at NEVRO is “at will.” This means that you may resign from NEVRO at any time with or without cause, and NEVRO has the right to terminate your employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.  The Company has an evaluation period of three (3) months for all employees. Successful completion of the evaluation period does not negate our At-Will policy.

Our offer is contingent on (a) your being able to deliver to NEVRO satisfactory evidence of identity and employment eligibility as required by Federal law on your start date and (b) your providing NEVRO with evidence satisfactory to NEVRO that you have no conflicting obligations to or agreements with any third parties that could (i) have an adverse impact on your ability to properly discharge your responsibilities to NEVRO or (ii) give rise to a third party claim to any intellectual property developed by NEVRO or by you on behalf of NEVRO during your employment with the Company.

We are very excited about the prospect of you joining NEVRO as a key member of our team.  Your active involvement will be critical in ensuring that we are successful in building the company to the level of achievement which we know is possible.

We request that you indicate acceptance of our offer no later than Monday, March 3, 2014 by noon (12:00 pm) at which time this offer will expire if not accepted. To accept our offer, please sign and date this letter below, retain one copy for your records and return the other copy.

Please feel free to call me at 650-433-3230 with any questions you may have.

Sincerely,

Nevro Corporation

By:	/s/ Michael DeMane
Michael DeMane
Chief Executive Officer

Agreed to and Accepted:

By:	/s/ Balakrishnan Shankar
Balakrishnan Shankar

Date:	FEBRUARY 28, 2014